Exhibit 99.1

Deckers Outdoor Corporation Reports Third Quarter 2012 Financial Results

Company Reports Third Quarter Diluted Earnings Per Share of $1.18

Company Repurchased 1.8 Million Shares of Stock in Third Quarter

GOLETA, Calif.--(BUSINESS WIRE)--October 25, 2012--Deckers Outdoor Corporation (NASDAQGS: DECK) today announced financial results for the third quarter ended September 30, 2012.

Third Quarter Review

  Net sales were $376.4 million compared to $414.4 million for the same period last year.
  Gross margin was 42.3% compared to 49.0% for the same period last year.
  Diluted earnings per share was $1.18 compared to $1.59 for the same period last year.
  UGG® brand sales decreased 11.6% to $332.8 million compared to $376.7 million for the same period last year.
  Teva® brand sales increased 22.1% to $17.9 million compared to $14.7 million for the same period last year.
  Sanuk® brand sales increased 17.6% to $18.3 compared to $15.6 million for the same period last year.
  Domestic sales decreased 6.1% to $242.2 million compared to $257.9 million for the same period last year.
  International sales decreased 14.2% to $134.2 million compared to $156.4 million for the same period last year.
  Retail sales increased 12.8% to $39.1 million compared to $34.7 million for the same period last year; same store sales decreased 13.1% for the thirteen weeks ending September 30, 2012 compared to the thirteen weeks ending October 2, 2011.
  eCommerce sales increased 29.3% to $13.3 million compared to $10.3 million for the same period last year.

“Over the past two years, we have raised prices on selective key styles to help mitigate the impact of an 80% increase in our sheepskin and raw material costs over this same period,” stated Angel Martinez, President, Chief Executive Officer and Chair of the Board of Directors. “We believe that these selective price increases, particularly during a period of one of the warmest years on record, has pushed us above the consumer’s price-value expectations for the UGG brand. We also believe that this has resulted in softer than expected third quarter sell-through trends in our Company owned stores, and has pushed back the start of the brand’s key selling season at retail this year. However, based on positive consumer feedback, the performance of new product introductions, and market research data, we continue to be confident in the strength and popularity of our brand portfolio and the multiple growth opportunities that still lie ahead.”

“We recently negotiated fall 2013 product costs and based upon the decreases in our product costs for Fall 2013, together with the adverse effect of our price increases, we made the decision to adjust our domestic pricing in mid-September on select Classic styles, retroactive to all orders shipped since July 1,” continued Mr. Martinez. “To support our loyal retailers and consumers during this challenging sales environment we made the strategic decision to pass along a portion of the upcoming savings immediately. We believe this is in the best interests of the brand and will help drive sell-through during the holiday season. ”

Division Summary

UGG Brand

UGG brand net sales for the third quarter decreased 11.6% to $332.8 million compared to $376.7 million for the same period last year. The decrease in sales was driven by lower domestic and international wholesale sales and a decline in same store sales, partially offset by an increase in sales from new retail store openings and an increase in global eCommerce sales.

Teva Brand

Teva brand net sales for the third quarter increased 22.1% to $17.9 million compared to $14.7 million for the same period last year. The sales increase was driven primarily by an increase in international distributor sales, higher international wholesale sales from the brand’s launch in Japan and higher domestic sales.

Sanuk Brand

Sanuk brand net sales for the third quarter increased 17.6% to $18.3 million compared to $15.6 million for the same period last year. The increase in sales was primarily attributable to higher domestic wholesale and eCommerce sales.

Other Brands

Combined net sales of the Company’s other brands decreased 1.1% to $7.3 million for the third quarter compared to $7.4 million for the same period last year.

Retail Stores

Sales for the retail store business, which are included in the brand sales numbers above, increased 12.8% to $39.1 million for the third quarter compared to $34.7 million for the same period last year. This increase was driven by 29 new stores opened after the third quarter of 2011, partially offset by a same store sales decrease of 13.1% for the thirteen weeks ending September 30, 2012 compared to the thirteen weeks ending October 2, 2011.

eCommerce

Sales for the eCommerce business, which are included in the brand sales numbers above, increased 29.3% to $13.3 million for the third quarter compared to $10.3 million for the same period last year. The sales increase was driven primarily by strong performance of the Sanuk brand, increased global sales for UGG brand fall styles plus the addition of new international eCommerce websites.

Stock Repurchase Program

During the third quarter of 2012, the Company repurchased approximately 1,833,000 shares of its common stock under its stock repurchase program for a total of $84.7 million. This brings the Company’s total stock repurchases over the past year to $184.7 million. As of September 30, 2012, the Company had $115.3 million authorized repurchase funds remaining under its $200.0 million stock repurchase program announced in July 2012. Depending on market conditions and other factors, such repurchases may be commenced or suspended at any time without prior notice.

Balance Sheet

At September 30, 2012, cash and cash equivalents were $61.6 million compared to $90.4 million at September 30, 2011. At September 30, 2012, the Company had $275.0 million in outstanding borrowings under its credit facility compared to $45.0 million at September 30, 2011. The decrease in cash and cash equivalents and the increase in outstanding borrowings are primarily attributable to $184.7 million of cash payments for stock repurchases and $76.1 million of cash payments for capital assets, which includes $28.6 million for retail expansion, $27.9 million for the new headquarters facility, $12.0 million for IT infrastructure, and $7.6 million for other capital expenditures.

Inventories at September 30, 2012 increased 36.2% to $486.2 million from $356.9 million at September 30, 2011. By brand, UGG inventory increased $127.8 million to $451.8 million at September 30, 2012, Teva inventory increased $2.2 million to $19.1 million at September 30, 2012, Sanuk inventory decreased $0.6 million to $8.6 million at September 30, 2012, and the other brands’ inventory decreased $0.1 million to $6.7 million at September 30, 2012.

Full-Year 2012 Outlook

Based on third quarter results combined with reduced sales projections, the Company is revising its full year outlook.

  The Company now expects 2012 sales to increase approximately 5% over 2011 levels, compared to previous guidance of approximately 14%.
  The Company now expects 2012 diluted earnings per share to decrease approximately 33% from 2011 levels, compared to previous guidance for diluted earnings per share to decrease approximately 9% to 10%.
  This guidance assumes a gross profit margin decline of approximately 430 basis points from 2011 levels compared to previous guidance which assumed a decline of 250 basis points. The year over year decline is due primarily to an increase in cost of goods sold driven by higher sheepskin costs and lower European margins, partially offset by increased contribution from retail sales, and the addition of the Sanuk brand for the full year.
  This guidance also assumes SG&A as a percentage of sales of approximately 32% versus prior guidance of approximately 30% due to the lower sales projections partially offset by lower compensation expense. Fiscal 2012 guidance includes $16 million, or $0.30 per diluted share associated with amortization and accretion expenses related to the Sanuk brand acquisition.
  UGG brand sales are expected to be flat with 2011 levels compared to previous guidance of a 10% increase. Teva brand sales are expected to be slightly down and Sanuk brand sales are still expected to be approximately $95 million. The Company acquired Sanuk in July 2011. Combined sales of other brands are expected to be down approximately 10% to approximately $22 million, driven by the closure of the Simple brand at the end of 2011.

Fourth Quarter Outlook

  The Company now expects fourth quarter 2012 revenue to increase approximately 6% over 2011 levels, compared to its previous guidance of approximately 19%.
  The Company now expects fourth quarter 2012 diluted earnings per share to decrease approximately 14% from 2011 levels, compared to its previous guidance for an increase of approximately 22%

Mr. Martinez concluded, “As we make adjustments to our near-term strategies, including the adjusted pricing and continued focus on the optimal distribution of the UGG products, and to focus on the best interests for the UGG brand in the long term, we believe it is prudent to adopt a more cautious outlook for the fourth quarter. Long-term, the global growth strategies we have put in place remain intact and on course. This is also true of the previous measures we’ve taken to help mitigate the risks to the business. These include supply chain initiatives to reduce our exposure to sheepskin, product diversification to lessen our dependency on Classics and cold weather, and our acquisition of the Sanuk brand, which has helped to balance the seasonality of our business and improve margins. We also remain committed to enhancing shareholder value, evidenced by our aggressive stock repurchase activity over the past several quarters.”

Conference Call Information

The Company’s conference call to review third quarter 2012 results will be broadcast live over the internet today, Thursday, October 25, 2012 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com. You can access the broadcast by clicking on the “Investors” tab and then clicking on the microphone icon on the right side of the screen. The broadcast will be available for at least 30 days following the conference call. You can also access the broadcast at www.earnings.com.

About the Company

Deckers Outdoor Corporation strives to be a premier lifestyle marketer that builds niche brands into global market leaders by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. UGG® Australia, Teva®, Sanuk®, TSUBO®, Ahnu®, and MOZO® are registered trademarks of Deckers Outdoor Corporation.

Forward Looking Statements

This press release contains statements regarding our expectations, beliefs and views about our future financial performance, brand strategies and cost structure which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," “assume,” or future or conditional verbs such as "will," "would," "should," "could," or "may" or by the fact that such statements relate to future, and not just historical, events or circumstances, including statements related to anticipated revenues, expenses, earnings, cash flows, the outlook for the Company's markets and the demand for its products. The forward-looking statements in this press release regarding our future financial performance, brand strategies and cost structure are based on currently available information as of the date of this release, and because our business is subject to a number of risks and uncertainties, some of which may be beyond our control, actual results in the future may differ materially from the future financial performance expected at the current time. In addition, the results reported in this press release may differ from actual results filed with the Securities and Exchange Commission (SEC) for the quarter ended September 30, 2012 if material events or circumstances occur between now and the date of our SEC filing. Those risks and uncertainties include, but are not limited to: the recent financial crisis and current global economic uncertainty; the ability to realize returns on our new and existing retail stores; our ability to accurately forecast consumer demand; our ability to anticipate fashion trends; impairment losses on our goodwill, other intangible assets, or tangible assets; the sensitivity of our sales to seasonal and weather conditions; flaws, shortages, or price fluctuations of raw materials that could interrupt product manufacturing and increase product costs; the risks of international commerce of manufacturing in China and Vietnam; the risks of conducting business outside the US, including foreign currency and global liquidity risks; the international markets we sell to are subject to compliance with a variety of laws and political and economic risks; risks related to international trade, import regulations, and security procedures, including unexpected costs and other barriers to markets and impact of free trade agreements; our ability to implement our growth strategies, including our ability to successfully integrate newly acquired businesses or convert international distributors to wholesale models; the success of our customers and the risk of losing one or more of our key customers; our ability to protect our intellectual property rights or deter counterfeiting; our dependence on independent manufacturers to maintain a continuous supply of finished goods that meet our quality standards; liquidity and market risks for our cash and cash equivalents; the risk of attracting or retaining key personnel; the interruption of key business processes and supporting information systems; loss of our warehouses; the impact of increases in petroleum and other energy prices, or demand for ocean containers or other means of transportation; we could be subject to additional income tax liabilities; our ability to compete effectively with our competition; and the volatility of our common stock. Certain of these risks and uncertainties, as well as others, are more fully described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which the Company filed with the SEC on February 29, 2012, and under “Risk Factors” in any subsequent SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date of this release. The Company undertakes no obligation to publicly release or update the results of any revisions to forward-looking statements, which may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks and uncertainties highlighted herein should not be assumed to be the only items that could affect the future performance or valuation of the Company.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	September 30,	December 31,
Assets	2012	2011

Current assets:
Cash and cash equivalents	$61,636	263,606
Trade accounts receivable, net	239,259	193,375
Inventories	486,168	253,270
Prepaid expenses	13,949	8,697
Other current assets	57,760	84,540
Income taxes receivable	16,837	-
Deferred tax assets	15,038	14,414
Total current assets	890,647	817,902

Property and equipment, net	115,314	90,257
Goodwill	123,856	120,045
Other intangible assets, net	99,733	94,449
Deferred tax assets	13,360	13,223
Other assets	13,433	10,320

Total assets	$1,256,343	1,146,196

Liabilities and Stockholders' Equity

Current liabilities:
Short-term borrowings	$275,000	-
Trade accounts payable	167,957	110,853
Accrued payroll	12,411	32,594
Other accrued expenses	45,885	57,744
Income taxes payable	15,365	30,888
Total current liabilities	516,618	232,079

Long-term liabilities	57,946	72,687

Stockholders' equity:
Deckers Outdoor Corporation stockholders' equity:
Common stock	353	387
Additional paid-in capital	142,985	144,684
Retained earnings	538,744	692,595
Accumulated other comprehensive loss	(303)	(1,730)
Total Deckers Outdoor Corporation stockholders' equity	681,779	835,936
Noncontrolling interest	-	5,494
Total equity	681,779	841,430

Total liabilities and equity	$1,256,343	1,146,196

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended		Nine-month period ended
	September 30,		September 30,
	2012	2011	2012	2011

Net sales	$376,392	414,358	$797,134	773,431
Cost of sales	217,099	211,505	450,974	402,188
Gross profit	159,293	202,853	346,160	371,243

Selling, general and administrative expenses	99,684	112,192	303,326	263,185
Income from operations	59,609	90,661	42,834	108,058

Other expense (income), net	607	50	27	(131)
Income before income taxes	59,002	90,611	42,807	108,189

Income tax expense	15,941	28,266	11,850	33,539
Net income	43,061	62,345	30,957	74,650

Other comprehensive (loss) income, net of tax
Unrealized (loss) gain on foreign currency hedging	(968)	689	(946)	(753)
Foreign currency translation adjustment	412	(274)	2,373	(953)
Total other comprehensive (loss) income	(556)	415	1,427	(1,706)
Comprehensive income	$42,505	62,760	$32,384	72,944

Net income (loss) attributable to:
Deckers Outdoor Corporation	43,061	62,484	30,809	74,323
Noncontrolling interest	-	(139)	148	327
	$43,061	62,345	$30,957	74,650

Comprehensive income (loss) attributable to:
Deckers Outdoor Corporation	42,505	62,899	32,236	72,617
Noncontrolling interest	-	(139)	148	327
	$42,505	62,760	$32,384	72,944

Net income per share attributable to Deckers
Outdoor Corporation common stockholders:
Basic	$1.19	1.62	$0.82	1.93
Diluted	$1.18	1.59	$0.81	1.89

Weighted-average common shares outstanding:
Basic	36,129	38,603	37,534	38,595
Diluted	36,577	39,190	37,994	39,276

CONTACT:
Deckers Outdoor Corporation
Tom George, 805-967-7611
Chief Financial Officer
or
Investor Relations:
ICR
Brendon Frey, 203-682-8200